Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc.

Names Robert N. Fisch to Board of Directors and

Expands the Number of Board Members to Seven from Six

Harrisburg, PA., September 21, 2015 (GLOBE NEWSWIRE) — Ollie’s Bargain Outlet Holdings, Inc. (Nasdaq: OLLI) (“Ollie’s”) today announced that its board of directors elected Robert N. Fisch to the board. The appointment increases the number of board members to seven from six.

Mr. Fisch is the President, Chief Executive Officer and Chairman of the Board of rue21, inc., a fast growing specialty apparel retailer with over 1,170 stores across the United States. From February 1987 to December 1999, Mr. Fisch served as president of Casual Corner Group, Inc., a retailer of women’s apparel. Mr. Fisch served as a member of the board of directors of The Children’s Place Retail Stores, Inc., a leading publicly-traded retailer, from June 2004 until March 2013.

Mark Butler, Ollie’s Chairman, President and Chief Executive Officer, stated, “We are delighted to welcome Bob to the board and believe that we will benefit from his tremendous experience as both a seasoned executive and corporate director of leading publicly-traded retailers.”

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®. We offer name brand products, Real Brands! Real Bargains!®, in every department, from housewares, food, books and stationery, bed and bath, floor coverings, toys, hardware and other categories. We currently operate 192 store locations in 16 states across the Eastern half of the United States. For more information, visit www.ollies.us.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for to predict all of them. Such factors are set forth under “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”), including our prospectus. Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Relations Contact:

John Rouleau

ICR

203-682-8200

John.Rouleau@icrinc.com

Media Contact:

Dan Haines

Vice President, Marketing & Advertising

(717) 657-2300

dhaines@ollies.us